Exhibit 99.1

NEWS RELEASE for October 11, 2011 at 6:00 AM EDT
Contact:	Allen & Caron Inc	Gail Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST NAMES FORMER INTEL EXECUTIVE CLAUDE LEGLISE

TO BOARD OF DIRECTORS

IRVINE, CA (October 11, 2011) - Netlist, Inc. (NASDAQ: NLST), a designer and manufacturer of high-performance memory subsystems, today announced that former Intel executive Claude Leglise has been named to its Board of Directors.  Leglise will serve as an independent director.

Following a successful 23-year career at Intel Corporation, Leglise, 55, became a venture capitalist and then co-founded ClearSpot Energy, Inc., a solar energy services company where he serves as Managing Director.  Leglise also serves as a member of the Board of Directors of Camelot Information Systems Inc., a publicly held company that is a leading provider of enterprise application services and financial industry information technology services in China.

Prior to his tenure at ClearSpot Energy, Inc., Leglise served as Head of the San Francisco office of WI Harper Group, a venture capital firm where he also served as Managing Director from 2006 to 2007.  Prior to WI Harper, Leglise had a successful career at Intel Corporation that spanned more than two decades.  From 2001 to 2005, he served as Vice President of Intel Capital where he was responsible for the company’s venture capital investments outside the United States.  From 1982 to 2005, he served as Vice President and General Manager of the Home Products Group, Vice President of the Content group, Director of Worldwide Developer Relations, Director of Marketing in the Microprocessor division and as General Manager of the Supercomputers Components Operation.

Chairman and Chief Executive Officer C.K. Hong said, “Claude is an exceptional addition to our Board, and his counsel and participation will be extremely valuable as we expand our core technologies and introduce new product platforms.  He has a track record of building profitable businesses and an understanding of how technology companies can partner profitably.  Management and my fellow board members all look forward to working with Claude as we prepare for continued growth of Netlist.”

Leglise holds a Bachelor degree in Electrical Engineering and a Master’s Degree in Electrical Engineering from École Nationale Supérieure d’Arts et Métiers, in Paris, France, as well as an MBA from Stanford University.  He currently resides in the San Francisco Bay Area.

About Netlist:

Netlist, Inc. designs and manufactures a wide variety of high-performance, logic-based memory subsystems for global datacenter and high-performance computing and communications markets. Netlist’s flagship products include HyperCloud™, a memory module that breaks traditional memory barriers; the NVvault™ family of products including NVvault™ battery-free, a flash memory-based subsystem that enables data retention for weeks following a disaster, and EXPRESSvault™, a PCI Express backup and recovery solution for cache data protection; and a robust portfolio of high performance and specialty DIMMs including HyperStream, a low latency memory module, and the 16GB, 4Rank, very low profile Planar-X RDIMM, which helps reduce power consumption in servers using the Company’s patented Planar-X technology.

The memory products are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud™, HyperStream and VLP Planar-X RDIMM; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 3, 2011, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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